Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of May, 2013, by and between Dynamex Properties LLC, a Michigan limited liability company (“Seller”), and Acquisition Tango LLC, a Delaware limited liability company to be renamed Trynex International LLC (“Purchaser”).

RECITALS:

A.                                    Purchaser desires to purchase, and Seller desires to sell, premises situated in the City of Madison Heights, Oakland County, Michigan, commonly known as 531 and 631 Ajax Drive, Madison Heights, Michigan 48071, including (i) the land legally described on Exhibit A annexed hereto (the “Land”), (ii) the buildings and all other improvements thereon (the “Improvements”), (iii) all easements, rights-of-way, tenements, hereditaments, appurtenances, licenses and privileges thereto belonging or in any way appertaining to the Land, and (iv) all fixtures, machinery and equipment of every kind, description and nature whatsoever owned by Seller and now located in or affixed to the Land or the Improvements, or any part thereof, including without limitation any heating, lighting, incinerating, refrigerating, ventilating, air conditioning, air cooling, plumbing, cleaning and power equipment and apparatus, gas, water and electrical equipment and elevators, escalators, engines, motors, tanks, pumps, partitions, conduits, ducts and compressors (all of the foregoing described in this paragraph being herein referred to collectively as the “Property”);

B.                                    Concurrently with the purchase of the Property and pursuant to an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), Purchaser is purchasing the assets and business and assuming certain liabilities of TrynEx, Inc., a Michigan corporation (the “Asset Purchase”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and of the benefits to be derived herefrom, receipt of which is acknowledged, Purchaser and Seller agree as follows:

AGREEMENT:

1.                                      Offer and Acceptance.  Purchaser offers and agrees to purchase the Property, and Seller accepts the offer and agrees to sell the Property, for the Purchase Price and upon the other terms and conditions set forth in this Agreement.

2.                                      Purchase Price.  The total price for the purchase of the Property hereunder (the “Purchase Price”) shall be Three Million Two Hundred Thousand and 00/100 Dollars (US$3,200,000.00), payable by Purchaser on the Closing Date (as defined in paragraph 11 below), by certified check or wire transfer of immediately available funds, subject to all prorations made pursuant to paragraph 12 and closing costs pursuant to paragraph 13.

3.                                      Evidence of Title.  As evidence of title to the Property, Seller has, at Seller’s expense, furnished or caused to be furnished to Purchaser:

A.                                    A commitment dated February 27, 2013, as revised April 30, 2013, for the issuance of an ALTA fee owner’s policy of title insurance to be issued at Closing (as defined in paragraph 11 below) or as soon as practicable thereafter (the “Owner’s Title Insurance Policy”), in the amount of the Purchase Price, issued by Title Source, Inc., as agent for First American Title Insurance Company (the “Title Company”), in conformance with the pro forma policy attached hereto and incorporated herein as Exhibit B (the Schedule B-II exceptions therein being referred to in this Agreement as the “Permitted Encumbrances”).

B.                                    A current ALTA/ACSM survey (in accordance with the “Minimum Standard Detail Requirements For ALTA/ACSM Land Title Surveys”) of the Property certified to Purchaser, Seller and the Title Company by a registered land surveyor, which survey shows (i) the legal description of the Land, (ii) all public streets and roadways adjacent to the Land, (iii) the location of all curb cuts, access roads and entry points of all utilities serving the Property, (iv) the location of all recorded easements on or servicing the Property, (v) the location of all drainage and utility lines, connections, sewage lift stations and other facilities on or servicing the Property, (vi) the location of all Improvements (the “Survey”).

4.                                      Possession.  Possession of the Property shall be delivered to Purchaser on the Closing Date (as defined in paragraph 11 below), subject to the tenancy of the At Will Tenants (as defined in paragraph 6A(v) below).

5.                                      Inspection and Investigation by Purchaser; Acceptance of Property “As Is”.

Purchaser acknowledges that it has previously conducted an environmental and other inspections of the Property deemed necessary or desirable by Purchaser in order to satisfy itself as to all conditions of the Property.  Purchaser acknowledges and confirms that the sale of the Property is strictly “as is” and that, except as otherwise expressly set forth herein, no representations or warranties have been made or shall be deemed to be made by Seller with respect to any aspect of the Property. Purchaser releases Seller and its officers, members, affiliates, successors and assigns from all liability respecting the condition of the Property, including, without limitation, its environmental condition; provided, however, that such release shall not apply to (i) claims based on fraud, or (ii) claims against TrynEx, Inc. and/or the Shareholders (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement.

6.                                      Seller’s Representations and Warranties.

A.                                    As a material inducement to Purchaser to enter into this Agreement and consummate the purchase and sale of the Property, the Seller represents and warrants as follows:

(i)                                     The Seller is duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Michigan.

(ii)                                  The Seller has full power, authority and legal right to enter into this Agreement and to consummate the transaction contemplated hereby, and the Seller will deliver to the Title Company on or before the Closing Date such resolutions as may be required by it for the purpose of issuing the Owner’s Title Insurance Policy.

(iii)                               The party signing this Agreement on behalf of the Seller has full power and authority to bind the Seller.

(iv)                              Neither the execution, delivery nor performance of this Agreement (or of any instrument or document to be executed or delivered pursuant to the terms hereof) will result in the violation of any contractual obligation of the Seller to any third party; nor will such execution, delivery or performance conflict with, constitute an event of default under, or result in a breach of or violation of the provisions of any agreement or other instrument to which the Seller is a party or by which its properties or assets are bound, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator.

(v)                                 Subject to the Permitted Encumbrances, Seller holds indefeasible fee simple title to the Property, and no party other than Purchaser has any claim to the Property by reason of any purchase agreement, option to purchase, right of first refusal, land installment contract, lease or other similar agreement or instrument or, to Seller’s Knowledge, by adverse possession or other prescriptive right, except for two current tenants, Sterling Education, Inc. and UBT (collectively, the “At Will Tenants”), who are occupying 3,200 and 510 square feet, respectively, of the Improvements under unsigned leases.

(vi)                              True, correct and complete copies of the unsigned leases pursuant to which the At Will Tenants are occupying such premises (the “At Will Leases”), as well as an executed estoppel certificate from each At Will Tenant, are attached hereto as Exhibit E.  The tenancy of the At Will Tenants may be terminated upon thirty (30) days’ notice.  All rent, charges and other payments due Seller under the At Will Leases have been paid in full through May 14, 2013.  Seller does not hold a security deposit under either At Will Lease.  Neither Seller nor either At Will Tenant is currently in default under the At Will Leases and, to the best of Seller’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, might constitute an event of default under either At Will Lease.

(vii)                           Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(viii)                        Seller is not a party to any contract or agreement relating to the Property which may be binding on Purchaser or the Property from and after Closing, other than those contracts, if any, set forth on Exhibit D attached hereto and made a part hereto (the “Assumed Contracts”).

B.                                    Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, causes of action, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) asserted against or incurred by Purchaser by reason of or arising out of a breach of any representation or warranty of Seller set forth in this Agreement.  Seller’s obligations under this paragraph shall survive Closing.

7.                                      Documents to be Furnished on Closing Date and Funding Date.  On the Closing Date, Seller shall deliver, or cause the Title Company to deliver, to Purchaser the following documents:

A.                                    A covenant deed to the Property, subject only to the Permitted Encumbrances, in the form attached hereto and made a part hereof as Exhibit C.

B.                                    An assignment to Purchaser of all of the right, title and interest of Seller in, to and under the Assumed Contracts, if any.

C.                                    A real estate transfer valuation affidavit executed by Seller in form prescribed by the Oakland County Register of Deeds for determining the amount of transfer tax payable with respect to the conveyance of the Property to Purchaser hereunder.

D.                                    A non-foreign Seller certification in the form prescribed by IRC §1445, if required.

E.                                     A termination of that certain Lease dated April 1, 2010, between Seller, as landlord, and Trynex, Inc., a Michigan corporation, as tenant.

F.                                      Customary gap and owner’s affidavits (as to liens, possession, adverse matters and the like), each in form sufficient to allow the Title Company to delete all standard title exceptions.

G.                                    The Owner’s Title Insurance Policy.

H.                                   Any and all such other documents, instruments and items as may be reasonably requested by Purchaser or the Title Company to consummate the transactions contemplated herein.

On the Closing Date, Purchaser shall deliver, or cause the Title Company to deliver, to Seller the following:

A.                                    The Purchase Price as required hereunder.

B.                                    An assumption by Purchaser of the obligations of Seller arising after the Closing Date under the Assumed Contracts, if any.

C.                                    Any and all such other documents, instruments and items as may be reasonably requested by Seller or the Title Company to consummate the transactions contemplated herein.

On the Closing Date, Purchaser and Seller shall each deliver to the other a closing statement reflecting payment of the Purchase Price and the applicable prorations and closing costs, in form reasonably satisfactory to both Purchaser and Seller and their respective counsel.

8.                                      Intentionally Deleted.

9.                                      Purchaser’s Remedies Upon Default.  If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Seller’s default, Purchaser’s remedies shall be limited to specifically enforcing this Agreement or terminating this Agreement.

10.                               Seller’s Remedy upon Default.  If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, Seller’s remedies shall be limited to specifically enforcing this Agreement or terminating this Agreement.

11.                               Closing.  Purchaser and Seller shall close (“Closing”) this transaction concurrently with the closing on the Asset Purchase (the “Closing Date”).  The Closing shall take place in escrow through the Title Company, with Seller and Purchaser to each be responsible for one-half (1/2) of the Title Company’s escrow closing fee.  Time is of the essence of this Agreement.

12.                               Prorations.  All utility charges with respect to the Property and charges under service contracts and other like agreements relating to the Property shall be prorated between Purchaser and Seller as of the Closing Date.  In addition, all city, county and/or state ad valorem property taxes levied upon the Property shall be prorated between Purchaser and Seller as of the Closing Date on a due date basis and all assessments of any kind on the Property, whether or not due in installments, shall be prorated between Purchaser and Seller as of the Closing Date on the basis of the estimated useful life of each improvement to which such assessment relates as agreed upon in good faith by Purchaser and Seller.

13.                               Closing Costs.  Purchaser shall pay (i) the cost of recording the deed conveying the Property to Purchaser, and (ii) the cost of any endorsements desired by Purchaser to the Owner’s Title Insurance Policy.  Seller shall pay (i) the premium for the Owner’s Title Insurance Policy to be issued pursuant to paragraph 3A, (ii) the cost of the Survey to be provided pursuant to paragraph 3B, and (iii) all documentary, intangible, transfer and other taxes with respect to the deed.

14.                               Brokers.  Except for Blue River Financial Group, Inc. and Hanley, Hammill, Thomas LLC, brokers involved in the Asset Purchase, each party represents to the other that it has not used any broker in connection with this purchase and sale transaction.  Each party represents to the other that no brokerage commissions are or will be due and owing in connection with this purchase and sale and agrees to indemnify the other for any claims or losses resulting from its breach of this representation.

15.                               1031 Exchange.  At the request of either party, Purchaser and Seller agree to reasonably cooperate with the other and the Title Company in structuring and documenting the sale of the Property to effect a tax deferred exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code and its corresponding regulations.  Such cooperation shall be at no cost to the other party, and shall not delay Closing.

16.                               Binding Effect.  This Agreement shall bind the parties and their respective successors and assigns.  Neither party to this Agreement may assign all or any of its rights or obligations hereunder without the prior written consent of the other party.

17.                               Additional Documents.  Each party agrees to execute any additional documents reasonably requested by the other party to carry out the intent of this Agreement.

18.                               Notices.  All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by facsimile, or transmitted by electronic mail with written confirmation of receipt, or overnight courier, or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to Seller to:	Dynamex Properties LLC
23455 Regency Park Drive
Warren, MI 48089
Attn: Charles Truan
Phone: 1-800-SALTERS
Email: chuck.truan@trynexfactory.com

With a copy to:	Dickinson Wright PLLC
2600 West Big Beaver Rd., Suite 300
Troy, MI 48084
Attention: Zan Nicolli
Phone: 248-433-7200
Fax: (248) 433-7274
Email: ZNicolli@dickinsonwright.com

If to Purchaser to:	Acquisition Tango LLC
Douglas Dynamics, Inc.
7777 N 73rd Street
Milwaukee, WI 53223-4021
Attn: James L. Janik
Phone:
Email:

With a copy to:	Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Attn: Joseph Rupkey
Phone: 414.297.5602
Fax: 414.297.4900
Email: jrupkey@foley.com

or to such other mailing address, facsimile number, or electronic mail address, as such party shall have specified by notice to the other party hereto.

19.                               Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provisions of this Agreement.

20.                               Saturdays, Sundays and Holidays.  Time is of the essence of this Agreement and the performance of all covenants, agreements and obligations hereunder.  Whenever in this Agreement it is provided that notice must be given or an act performed or payment made on a certain date, if such date falls on a Saturday, Sunday or holiday the date for the notice of performance or payment shall be the next following business day.

21.                               Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver be a continuing waiver.  No waiver shall be binding unless executed in writing to the party making the waiver.

22.                               Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23.                               Integration.  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the sale and purchase of the Property, and it is agreed that any change in, addition to, or amendment or modification of the terms hereof shall be of no effect unless reduced to writing and executed by both Purchaser and Seller.

24.                               Confidentiality.  Without the prior consent of the other party, neither party shall disclose, or allow its representatives to disclose, to any third party any information regarding the terms of the proposed acquisition or the existence of this Agreement.  In addition, without the prior consent of Seller, Purchaser shall not disclose, or allow its representatives to disclose, any information obtained in connection with Purchaser’s due diligence investigations of the Property; provided, however, disclosure may be made (1) to the professionals who assist Purchaser with the matters concerning the purchase and sale of the Property, and (2) to the extent required by applicable law, regulation, or legal or administrative process.

25.                               Choice of Law.  This Agreement shall be governed by the laws of the State of Michigan without regard to choice of law principles.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date first above written.

Purchaser:

Acquisition Tango LLC,
a Delaware limited liability company

By:	/s/ James L. Janik
Name:	James L. Janik
Its:	Chief Executive Officer

Seller:

Dynamex Properties LLC,
a Michigan limited liability company

By:	/s/ Chuck Truan
Name:	Chuck Truan
Its:	President